Exhibit 5.1

April 8, 2026

BioLargo, Inc.

14921 Chestnut St.

Westminster, CA 92683

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-1 (file No. 333-) (the “Registration Statement”) being filed with the Securities and Exchange Commission by BioLargo, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of up to 30,000,000 shares of Common Stock of the Company, $0.00067 par value (the “Common Stock”), to be offered by the selling stockholder named in the Registration Statement (the “Selling Stockholder”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Certificate of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance of the shares and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or “blue sky” laws of the states in which the shares are to be offered for sale, the 30,000,000 shares of Common Stock that are being registered for resale by the Selling Stockholder pursuant to the Registration Statement have been (or will be, upon issuance by the Company to the Selling Stockholder under the securities purchase agreement described in the Registration Statement) validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Opinion” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Corporate Securities Legal, LLP

CORPORATE SECURITIES LEGAL, LLP